Exhibit 24

CONFIRMING STATEMENT

 This Statement confirms that the undersigned, Scotty Hart, has authorized and designated Melinda J. Wheatley to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U. S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Alamosa Holdings, Inc.  The authority of Melinda J. Wheatley under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of Alamosa Holdings, Inc., unless earlier revoked in writing.  The undersigned acknowledges that Melinda J. Wheatley is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  March 4, 2004               /s/ Scotty Hart

                Scotty Hart

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ Melinda Wheatley, Attorney-in-Fact   3/5/04

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).  ** Signature of Reporting Person Date

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient,

   see Instruction 6 for procedure.

    Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

   *If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

 SEC 1474 (6-03)